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                                                                   EXHIBIT 99.BD

                         INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this __ day of November, 1998, between VANGUARD VARIABLE INSURANCE FUND, a Delaware business trust (the "Fund"), and BARROW, HANLEY, MEWHINNEY & STRAUSS, INC., a Texas corporation ("BHM&S").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which offers several diversified investment portfolios, each having its own objectives and policies; and

     WHEREAS, the Fund desires to retain BHM&S to render investment advisory services to Fund's Diversified Value Portfolio (the "Portfolio"), and BHM&S is willing to render such services;

     NOW, THEREFORE, this Agreement

                                  WITNESSETH

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of BHM&S. The Fund hereby employs BHM&S as investment adviser for the assets of the Portfolio, on the terms and conditions set forth herein. BHM&S accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties of BHM&S. The Fund employs BHM&S to manage the investment and reinvestment of the Portfolio's assets, to continuously review, supervise and administer an investment program for such assets, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Fund with records concerning the activities of BHM&S which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. BHM&S shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. BHM&S agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. Securities Transactions. BHM&S is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Trustees of the Fund, BHM&S may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if BHM&S determines in good faith that such amount of
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commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of BHM&S with respect to the Portfolio. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. BHM&S will promptly communicate to the officers and Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

     4. Compensation of BHM&S. For the services to be rendered by BHM&S as provided in this Agreement, the Portfolio shall pay to BHM&S at the end of each of the Portfolio's fiscal quarters, a Basic Fee calculated by applying a quarterly rate based on an annual percentage rate of 0.125% to the average month-end net assets of the Portfolio for the quarter.

     Subject to the transition rules described below, the Basic Fee, as provided above, shall be increased or decreased by applying an incentive/penalty fee adjustment based on the investment performance of the Portfolio over a trailing 36-month period relative to that of the Standard & Poor's/BARRA Value Index (the "Index"). Such incentive/penalty fee provides for: (i) a 25% increase or decrease in the Basic Fee if the Portfolio's investment performance for the 36-months preceding the end of the quarter is 9 percentage points or more above or below, respectively, the investment record of the Index for the same period;
(ii) a 15% increase or decrease in the Basic Fee if the Portfolio's investment performance for such 36 months is 6 or more but less than 9 percentage points above or below, respectively, the investment record of the Index for the same period.

         4.1 Transition Rules for Calculating BHM&S'S Compensation. The incentive/penalty fee adjustment set forth in Section 4 of this Agreement shall not be fully operable until the quarter ending December 31, 2001. Until that date, BHM&S's incentive/penalty fees will be calculated according to the following transition rules:

              (A) December 29, 1998 through September 30, 1999. For the period December 29, 1998 through September 30, 1999, the incentive/penalty fee adjustment will not be operable, and BHM&S will be paid the Basic Fee set forth above.

              (b) Quarter ended December 31, 1999 through quarter ended
December 31, 2001. Beginning with the quarter ending December 31, 1999, the incentive/penalty fee adjustment shall be calculated based on a comparison of the Portfolio's investment performance and that of the Index over the number of months that have elapsed between December 31, 1998 and the end of the quarter for which the fee is computed. The number of percentage points by which the Portfolio's investment performance must exceed or fall below that of the Index shall increase proportionately from 3 percentage points and 2 percentage points, respectively, for the twelve months ended December 31, 1999 to 9 percentage points and 6 percentage points, respectively, for the thirty-six months ended December 31, 2001.


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       4.2.  Other Special Rules Relating to BHM&S's Compensation

             (a) Portfolio Performance. The Portfolio's investment performance for any period, expressed as a percentage of the net asset value per share of the Portfolio at the beginning of such period, shall be the sum of: (i) the change in the Portfolio's net asset value per share during such period; (ii) the value of the Portfolio's cash distributions per share having an ex-dividend date occurring within the period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the Portfolio for undistributed realized long-term capital gains.

             (b) Index Performance. The investment performance of the Index will be calculated quarterly by (i) multiplying the total return for the quarter (change in market price plus dividends) of each stock included in the Index by its weighting in the Index at the beginning of the quarter, and (ii) adding these values. For any period, therefore, the investment record of the Index will be the compounded quarterly returns of the Index.

             (c) Applicable Period. For the purposes of determining the incentive/penalty fee adjustment, the Portfolio's net assets will be averaged over the same period as the investment performance of the Portfolio and the investment record of the Index are computed.

             (d) Effect of Termination. In the event of termination of this Agreement, the fees provided above shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. Reports. The Fund and BHM&S agree to furnish to each other with current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. Status of BHM&S. The services of BHM&S to the Fund are not to be deemed exclusive, and BHM&S shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. BHM&S shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     7. Liability of BHM&S. No provision of this Agreement shall be deemed to protect BHM&S against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     8. Duration and Termination. This Agreement shall become effective concurrently with the effective date of the Portfolio's registration with U.S. Securities and Exchange Commission, which is currently expected to be December 29, 1998. The Agreement shall

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continue in effect until December 29, 2000, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Portfolio; in such event, such continuance shall be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on sixty days' written notice to BHM&S, (ii) this Agreement shall automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by BHM&S on ninety days' written notice to the Fund. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 8, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Company Act of 1940.

     9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     10. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this__day of November, 1998.

ATTEST:                                VANGUARD VARIABLE INSURANCE FUND


By                                     By
  ---------------------------------      --------------------------------------
                                       Chief Executive Officer and President


ATTEST:                                BARROW, HANLEY, MEWHINNEY & STRAUSS, INC.


By                                     By
  ---------------------------------      --------------------------------------


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